Exhibit 4.7

CERTIFICATE OF INCORPORATION

OF

Hogg Robinson North America, Inc.

FIRST: The name of the Corporation is Hogg Robinson North America, Inc.

SECOND: The address of its registered office in the State of Delaware is 410 South State Street, in the City of Dover, County of Kent. The name of its registered agent at such address is United Corporate Services, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one Thousand (1,000) shares (no par value). Holders of Common Stock shall have no pre-emptive rights to subscribe to future issues of shares of Common Stock offered sold or exchanged for any consideration other than cash.

FIFTH: The name and mailing address of the Incorporator is as follows:

NAME	MAILING ADDRESS
William W. Rosenblatt	140 Broadway New York, New York 10005

SIXTH: The name and mailing address of the person who is to serve as the director until the first annual meeting of stockholder’s or until his successors are elected and qualified are as follows:

NAME	MAILING ADDRESS
W. W. Rosenblatt	LeBoeuf Lamb, Leiby & MacRae 140 Broadway New York, New York 10005

SEVENTH: The Corporation is to have perpetual existence.

EIGHT: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the By-Laws of the Corporation.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

TENTH: No contract, act or other transaction between the Corporation and any other corporation shall be affected or invalidated by the fact that any director or directors or any officer of officers of the Corporation is or are interested in, or is a director or officer or are directors or officers of, such other corporation; and any director or directors or officer or officers of the Corporation, individually or jointly, may be a party or parties to or may be interested in any contract, act or transaction of the Corporation or in which the Corporation is interested, and no contract, act or other transaction between the Corporation and any person, firm or corporation shall be affected or invalidated by the fact that any director or directors or any officer or officers of the Corporation is a party or are parties to such contract, act or other transaction, or in any way connected with such person, firm or other corporation, and each and every person who is now a director or who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any person, firm or other corporation in which he may be in any way interested.

ELEVENTH: Any director or any officer elected or appointed by the stockholders or by the Board of Directors may be removed at any time in such manner as shall be provided in the By-Laws of the Corporation.

TWELFTH: Each director and each officer of the Corporation and each person who may have served at the Corporation’s request as a director or officer of another corporation in which it is a creditor shall be indemnified by the Corporation against all expenses, except as stated below, reasonably incurred by him in connection with any action, suit or proceeding to which he shall be made a party, or with which he shall he threatened, by reason of his being or having been a director or officer of the Corporation, or a director or officer of such other corporation, whether or not he continues to be a director or officer of the Corporation or of such other corporation at the time of incurring such expenses. The expenses covered by the foregoing indemnity shall not include any (a) expenses incurred in connection with any matters as to which such director or officer or other person shall be adjudged in such action, suit or proceeding, without such judgment being reversed, to be liable by reason of his having been derelict in the performance of his duty as such director or officer, or as a director or officer of such other corporation, or (b) amounts paid by such director or officer or such other person in settlement of any such action, suit or proceeding, or (c) expenses incurred in connection with any matters which shall have been the subject of such action, suit or proceeding disposed of otherwise than by adjudication on the merits, unless in relation to such matters such director or officer or such other person was not derelict in the performance of his duty as a director or officer, or as a director or officer of such other corporation. As to whether or not a director or officer or such other person was derelict in relation to such matters, the Board of Directors and each director and officer may conclusively rely upon an opinion as to both law and fact by legal counsel selected by or in the manner designated by the Board of Directors. The charges of any such legal counsel shall be paid by the Corporation. The foregoing right of indemnification shall be in addition to any rights to which any director or officer, or other person serving as a director or officer of another corporation at the Corporation’s request, may otherwise be entitled as a matter of law.

THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in any manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 14th day of July, 1980.

/s/ William W. Rosenblatt
William W. Rosenblatt

State of New York	)

) SS. :

County of New York	)

Be it remembered that on this 14th day of July, 1980, personally appeared before me a Notary Public in and for the county and state aforesaid, William W. Rosenblatt, the party to the foregoing Certificate of Incorporation, known to me personally to be such, and acknowledged the said Certificate to be the act and deed of the signer, and that the facts therein stated are truly set forth.

Given under my hand and seal of office the day and year aforesaid.

/s/ Susan J. Grimm
Notary Public

SUSAN J. GRIMM
Notary Public, State of New York
No. 41-4713456
Qualified in Queens County
Commission Expires March 30, 1982